Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q2 SAIA , INC. EARNINGS CONFERENCE CALL EVENT
DATE/TIME: JULY 25, 2008/11:00AM ET
PRESENTATION

Operator

Good morning. My name is Ashley and I will be your conference operator today. At this time, I would like to welcome everyone to the Saia second-quarter 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).

Ms. McKenzie, you may begin your conference.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you, Ashley. Good morning. Welcome to Saia’s second-quarter 2008 earnings call. Hosting this morning’s call are Rick O’Dell, our President and Chief Executive Officer, and Jim Darby, Vice President, Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical fact are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, with that, I would like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you, Renee. Saia’s second-quarter revenue reached $276 million, which was an increase of 9% from prior year. Operating income was $10.9 million, with net income of $6.2 million.

For clarity, all comparisons are from continuing operations and all are second-quarter results compared to the prior-year quarter. A few key points would include our operating ratio was 96.1 versus 94.2. LTL tonnage was down 1.9%, with total tonnage down 0.7%. Our LTL shipments decreased by 2.6%, while LTL weight per shipment increased by 0.7%. LTL yield was up 10.8%, primarily due to the impact of higher fuel surcharges and the longer length of haul.

Saia’s second-quarter margins declined compared to the prior-year quarter, principally due to a weak shipping environment that saw expenses impacted by higher fuel costs and pricing pressure. We continue to address the challenging market through Saia-specific initiatives, which include implementing new processes rolled out by our industrial engineering team, moving new technology into production and in the field, while increasing our marketing efforts and achieving sustained growth in our synergy revenue line.

Our synergy revenue from the Clark Bros. acquisition, which was completed four years ago, continues to grow and now exceeds $149 million on an annualized run rate. And just over a year after they were integrated, our synergy revenue from the Connection and Madison Freight acquisitions is now at an annualized run rate of approximately $94 million.

We improved our operating ratio by 3 points compared to the seasonally weak first quarter, and this improvement was primarily due to traction we gained in our cost initiatives, particularly in our line haul and our dock operations. Our line haul routing and optimization project that we have discussed in the past is now complete and really beginning to yield improvements. Line haul optimization itself is a process and not a project with an end. We will apply our knowledge and our experience in this area to ensure that as we grow tonnage, our routings are constantly re-optimized.

Our partnership with Georgia Tech is now moving into the next phase, which is to work together to develop a true dynamic planning tool. And we’re certainly excited about that. The rollout of our wireless cross-dock system now covers 75% of our cross-dock moves, and this project was completed in May. And this is up from 30% last year.

Some others successes that we had: in January we completed the enhancement of our weight and inspection program with an initial target of $5 million of additional revenue per year, and this effort is meeting our expectations. In mid-March, we achieved a targeted $3 million annualized reduction in our purchase transportation spend. And through consistent training and a focus on safety, we also saw our performance improve and were pleased to see a reduction in accident severity and some continued improvement in our safety.

We’re making progress in addressing inadequate fuel surcharges and eliminating caps. And our industry-leading Xtreme Guarantee product is still unmatched in the industry and continues to be a part of our success.

I’m also pleased to announce that during the quarter we launched a unique year-long corporate campaign, Saia on the Road with Susan G. Komen for the Cure. The Susan G. Komen Foundation is one of the most well-known and respected charitable groups in the fight against breast cancer. We’re proud to partner with them in this unique venture.

On May 14, we unveiled a 53-foot trailer that we’ve dedicated to this cause for the year. The trailer features artwork designed to raise awareness and the need for increased research to find the cure. Our campaign is not only informative, but it also involves providing Komen Foundation with additional dollars that they certainly need.

Our pink truck will travel to all 34 states that Saia serves direct to make sure that we get the message out to as many people as possible. You can join in and help by going to our website and click For the Cure. And for additional information, to track our truck’s progress, or to learn more about the campaign itself, we invite you to visit Saia’s webpage and help us make a difference.

While I’m pleased with the quarter’s improvement, there is still a lot of work to be done. I believe Saia is well positioned to take advantage of an improving economy and any future industry consolidations that may occur. In the meantime, our 8400 dedicated employees remain focused on cost initiatives to improve our profits while providing unparalleled customer satisfaction, as defined by our six customer service indicators.

Now I would like to have Jim Darby review our second-quarter results. Jim?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Thanks, Rick, and good morning, everyone. For clarity, all comments reflect results from continuing operations.

For the second quarter 2008, earnings per share were $0.46 compared to $0.51 per share last year. The results this quarter include recognition of an alternative fuel tax credit related to prior period of $0.10 per share. For the quarter, revenues were $276.1 million, with operating income of $10.9 million.

Fuel prices continued to rise during the second quarter, averaging 57% higher than a year ago. During the quarter, fuel costs rose an average of 6% per month. However, unlike the first quarter, where the rapid rise in fuel prices resulted in net additional expense, the cost per gallon increases were offset by the increase in fuel surcharge during the second quarter.

Accident expense was $2 million lower than prior year due to reduced severity. The Company continues to show favorable accident frequency trends, reflecting our ongoing emphasis on safety and driver training.

Due to the decline in the share price during the second quarter, the Company had an equity-based compensation benefit of $630,000 or $0.03 per share versus prior-year expense of $790,000 or $0.03 per share. For future modeling, with about 160,000 shares in this plan, each dollar movement in Saia’s share price results in $160,000 in expense or benefit.

Depreciation and amortization ran $10.4 million during the quarter versus prior year of $9.8 million. Our effective tax rate from continuing operations for the quarter was 20.4%. For modeling purposes, we project our consolidated effective tax rate to be around 38% for the full year of 2008, excluding the impact of the alternative fuel tax credit related to prior periods.

Year-to-date revenues were $525.4 million compared to $484.6 million in the prior year. Operating income was $12.9 million, with net income up $5.4 million compared to operating income of $21.6 million, with net income of $10.4 million in the prior-year period.

Earnings per share from continuing operations were $0.40 compared to $0.72 in the prior year. At June 30, 2008, debt was $160 million. Net the Company’s $5.6 million cash balance at quarter end, net debt to total capital was 42.8%.

Our consolidated net capital expenditures for the first six months of 2008 were $19.6 million compared to $28.5 million in the prior-year period from continuing operations. Anticipated capital expenditures for the year are approximately $35 million.

A quick comment on discontinued operations: in the quarter, the Company recorded net expenses of $870,000 or $0.06 per share as discontinued operations for liability from indemnification obligation related to the 2006 sale of a former subsidiary.

Now I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you, Jim. Before I close, I would like to make some statements regarding the second half of 2008. In my view, the economy remains challenged by commodity prices, weak housing and tight credit markets. You should also note that for the past two years, our second quarter has been the strongest quarter of the year as a result of the lack of seasonal upturn during the second half.

And while I believe caution is appropriate due to the external environment, I am encouraged by some of Saia’s trends and certainly our market position. We’re benefiting from several key engineered cost initiatives. I also believe that our synergy revenue growth will continue and will achieve density benefits and improved margins in those newest regions over time.

While it is early in the third quarter, I’m also encouraged by month-to-date tonnage and our weight per shipment trends in July. So again, while there is still a lot of work to be done, we’re progressing in the right direction and achieving some improved results.

Now I would like to open it up for questions.

Operator

(Operator Instructions). David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

First of all, I just wanted to ask a little bit about the tonnage trends in the second quarter, if you could take us through what April/May/June looked like and also into July. You hinted that tonnage trends held up, but if you could just put some numbers around those, that would be great.

Jim Darby - Saia, Inc. — VP, Finance and CFO

Sure. I will be glad to cover that. In April, as reported, year-over-year tonnage trends for LTL, we were down 2.3% from a year ago in April. We were down 2.2% in May. We were down 1.1% in June. And for the quarter, we’re down 1.9%.

I would point out, though, if you would like to adjust for the Good Friday effect in April, that number really gets blown up to minus 4.6% and for the quarter, it would be minus 2.7. And that is of course related to the fact that Good Friday was not in April this year, where it was a year ago.

David Ross - Stifel Nicolaus — Analyst

Yes, of course. And I know also with The Connection Company acquisition last year, you lost a major customer. And I want to say that was in the second quarter, but was that in the first quarter?

Jim Darby - Saia, Inc. — VP, Finance and CFO

No, you are right, it is in the second quarter and it was towards the end of the second quarter, primarily around June. And then month to date — I think you asked about month to date also — month to date for July, we’re showing that we’re up 1.7% in LTL tonnage.

David Ross - Stifel Nicolaus — Analyst

Okay, so that is probably mostly the effect of lapping the customer loss, I would assume.

Jim Darby - Saia, Inc. — VP, Finance and CFO

It is that, a little bit from industry consolidation, and I would say also, as Rick mentioned, the synergy revenue continues to be positive for us as we go forward.

David Ross - Stifel Nicolaus — Analyst

So did you see a decent amount of Jevic business come your way in the quarter, since you probably knew that company better than anyone else?

Rick O’Dell - Saia, Inc. — President and CEO

I think we had a favorable impact from that, from some of those business segments. We had some overlapping customers.

David Ross - Stifel Nicolaus — Analyst

Okay. And then if you can just talk, I guess, a little bit about — on the Georgia Tech initiative, with the dynamic planning model for line-haul, you said you moved into the second phase. What does that mean, and when should we start to see some tangible benefits from that?

Rick O’Dell - Saia, Inc. — President and CEO

We’re really in the design phase now of a true dynamic planning that looks at the tonnage that is actually in the system. And it considers both that as well as your historical patterns by day of the week, provides you some additional real-time data that should allow us to look for optimization opportunities instead of looking at averages over a weekly period. And again, it’s in the design phase at this point in time. So the earliest benefit from it would be as we go into next year. But some of the analytical data indicates there are some pretty significant opportunities there.

David Ross - Stifel Nicolaus — Analyst

And then you talked about your 8400 employees. What was that employee count a year ago in the second quarter of ‘07? Have you kept headcount roughly flat, or is that up slightly, down slightly?

Rick O’Dell - Saia, Inc. — President and CEO

We don’t have that in front of us. We can certainly get back to you with that off-line.

David Ross - Stifel Nicolaus — Analyst

That’s all I have.

Rick O’Dell - Saia, Inc. — President and CEO

I would say it is pretty close to flat.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

Rick, I actually got on the call late, and you had just basically answered it from David. But did you see anything else from Jevic or are you seeing any kind of volume shifts in your direction over shipper concerns about any particular carriers?

Rick O’Dell - Saia, Inc. — President and CEO

Yes. I think anytime you had a couple of people go out, which we hadn’t seen of late, and obviously it’s been a difficult environment, I think you get a flight to quality as that comes in. And I guess secondarily, too, is some of those guys, some of the second-tier guys that may have more trouble in the current environment tend to be more price players. So it provides an opportunity for some pricing stabilization.

Art Hatfield - Morgan Keegan — Analyst

And you have kind of — you have seen that kind of reverse, where you are not seeing as much aggressive pricing from some of these lower-tier guys?

Rick O’Dell - Saia, Inc. — President and CEO

Yes. I guess what I would say is, I think there are some signs that the pricing environment’s stabilized. Negotiations certainly remain difficult because of the economic environment. We are having some success addressing inadequate fuel surcharge mechanisms and certainly caps as well.

I think you know these higher prices and a couple failures also have heightened the need for, or the awareness of the need for some rate stability. And then obviously what we are seeing, too, is, with some of our improving tonnage trends and some of the increasing fuel cost pressure, quite frankly, too, we are increasingly willing to put inadequate priced business at risk. In spite of the economic environment, those are things that you just have to do.

So, again, while I would say that the signs are positive, the other thing I would kind of caution on, we’re probably at a lower yield coming out of the quarter than we were going in. But there seems to be some reversal and stabilization, particularly in the back half of the quarter.

Art Hatfield - Morgan Keegan — Analyst

And what is your fuel cap situation?

Rick O’Dell - Saia, Inc. — President and CEO

We have some customers that have either caps or inadequate fuel surcharges. We look at that based on a total yield and how that is producing. I would say people that have really inadequate fuel surcharges, it’s probably less than 10% of our customers. And we are constantly working that list and reevaluating those. And when I say it is inadequate, meaning maybe it was adequate at a different price, but with the run-up you’ve got to go back and negotiate and put something on the table. And it just takes some time.

Art Hatfield - Morgan Keegan — Analyst

And are you seeing a lot of pushback from customers on that, or they understand what the needs of their carriers are?

Rick O’Dell - Saia, Inc. — President and CEO

It is mixed, I guess is what I would tell you. While everybody is understanding, it is a difficult environment, or maybe I would call it sympathetic, right? But it’s, still, those are very difficult negotiations. And the way some people are, you just have to tell them, we’re willing to walk away, then we’re going to send you a cancellation notice, and then you find out whether he was that serious about it, or they either take the increase or you have to walk. We’re doing some of that. Obviously, we’re taking a very firm stance with these guys.

Art Hatfield - Morgan Keegan — Analyst

That is very fair. And then finally, and you may have mentioned this, but did you have a positive contribution from your equity comp accruals in the quarter?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes, we did. The equity-based comps are good, favorable. There was a benefit in this year’s second quarter of $630,000, and it is $0.03 a share. And then a year ago, it was an expense of $790,000 or $0.03 a share.

Art Hatfield - Morgan Keegan — Analyst

So the benefit just this particular quarter was just $0.03?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes.

Operator

Tom Albrecht, Stephens Inc.

Tom Albrecht - Stephens Inc. — Analyst

Congratulations on a great quarter. I know it has been a long time coming, and hopefully a sign of a lot more. A couple of different questions. First off, Jim, what is your average length of haul in the quarter?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Average length of haul was 678, and it is up 9% from a year ago. And quarter over quarter, it’s up about 2%.

Tom Albrecht - Stephens Inc. — Analyst

Do you have that actual year-ago?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Sure. I’ve got it. I am looking at 622 for a year ago.

Tom Albrecht - Stephens Inc. — Analyst

And then, Rick, I know you indicated that in the last few years, the second-half profitability, and I think you are probably especially pointing to the third quarter, has been below your high watermark in the second quarter. But that has also been a period in which the economy went south. And a lot of LTL carriers in a more normal environment are able to see earnings at or a little bit above in the third quarter. Should things remain stable, what would be the opportunity that you could perhaps challenge the second quarter that you just had? And I’m really kind of viewing the second quarter as about $0.36.

Rick O’Dell - Saia, Inc. — President and CEO

I guess I just think, obviously, we don’t provide guidance, first of all, which I’m sure you are aware of. I just think maybe it is a laundry list of things that should be considered, both positively and maybe cautionary. So let me go through maybe some of them. I just think some caution is appropriate due to the economic uncertainty. I think we are coming out of the quarter with a yield that is at a lower run rate than we went in. There are obviously some inflationary pressures from fuel and other commodities, as we said.

I don’t know what the economy is going to do, but we really haven’t seen the seasonal upturn in the last two years. I know we want to talk about last year, and clearly there was a downturn last year. So I’m not sure any of us know what normal seasonality is anymore. But we just haven’t seen it tick up, like historically it did when retail, I think, in-store retail was probably such a big part of that seasonality.

Jim commented earlier on the potential impact of the stock price on equity comp, and obviously we need to take a look at that, because that was $0.03 on this quarter. So the question is whether your 0.36 is really $0.33 or not, right, on a run rate basis?

Tom Albrecht - Stephens Inc. — Analyst

Right, sure.

Rick O’Dell - Saia, Inc. — President and CEO

We would expect that to reverse. Obviously, the stock has already run up pretty substantially from where it was at the end of the quarter. And I think that on the other side of that, I think, while caution is appropriate, we’re seeing some better tonnage trends in July. I think we are kind of early in the process, but I do believe there are signs of a more stable pricing environment. I would expect us to continue to execute well on the cost side.

I also — you can look at it and say that the TL capacity is clearly tightening, and there is some bleed-over of heavy LTL coming back to us that maybe had gone to truckload on the positive side, too. Volume trends can change quickly if there is a competitor failure or some other industry consolidation-type event.

So I think there is reason to be both cautious about some of the external factors and also certainly optimistic on a number of items. And I guess the point to consider, I guess, is at this point, I think it’s we don’t want to get carried away too much in either direction.

Tom Albrecht - Stephens Inc. — Analyst

I can appreciate that. Let me just ask a little bit more. Any particular line items within your income statement that would maybe be more on the cautious side? For example, insurance claims improved about $2 million year over year. There’s always a little bit of a roll of the dice there, but barring another accident, is it unreasonable to assume that maybe half that improvement would be sustainable?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I think that’s a fair way to look at it. It was, if you recall, second quarter a year ago, severity was poor, and so that contributed to the big change year over year. So I think you’re about right. We would have expected it to be about — it was about $1 million better than we would have expected.

Rick O’Dell - Saia, Inc. — President and CEO

I think, obviously, that’s a volatile line with high deductible at $2 million. So on average, that’s probably right, and you’re going to have some quarters that are better and periodically are going to have some that are worse. And I guess if you look at it on average, we should be due for several good quarters. But as we experienced last year, there’s no guarantees with that. We have good processes from a safety standpoint, and I’m confident in our ability to execute there over time. But as you’ve commented, that is kind of a risk area from a volatility standpoint.

Tom Albrecht - Stephens Inc. — Analyst

Sure. And then, Jim, on the equity-based compensation, is the stock price averaged weekly, monthly? Can you just give a little extra insight in there, because if we want to set up an average for this quarter to capture something, that would be helpful, some thoughts?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Internally, we measure the change every month. But it is from really the beginning of the quarter to the end of the quarter. The end-of-the-quarter number, I believe, was $10.92, which was unusually low. And that’s why we ended up with the favorable, the benefit in the quarter. I would expect that would go up as we move forward.

Tom Albrecht - Stephens Inc. — Analyst

I can look it up, but what was the actual end of quarter, like $14 or something?

Jim Darby - Saia, Inc. — VP, Finance and CFO

$10.92.

Tom Albrecht - Stephens Inc. — Analyst

Okay, I’m sorry. So that was the end of the quarter.

Jim Darby - Saia, Inc. — VP, Finance and CFO

End of first — I’m not sure about end of first quarter, but I would expect, since we got about — the benefit that we got, it was around $15.

Rick O’Dell - Saia, Inc. — President and CEO

I think we went about $14 or $15 to $11, and we expect to go from $11 to somewhere higher, right?

Tom Albrecht - Stephens Inc. — Analyst

And then how much of the quarter did you make during the month of June? Because I think you were still cautious much of the quarter. I detect a little bit of a smile on your face in June, but you gave us a real smile this morning. So I am just curious how big June was.

Rick O’Dell - Saia, Inc. — President and CEO

Actually, April had 22 workdays, was a good bump for us as well. June was good. May was solid. So I don’t think there was anything in one month that was out of line.

Tom Albrecht - Stephens Inc. — Analyst

Okay. Maybe you were just testing it at the first part of the quarter to indicate coming off a rough first quarter, because I think a lot of folks may have read you that way as well.

Rick O’Dell - Saia, Inc. — President and CEO

April wasn’t closed when we did the call. Again, we had solid cost execution through the quarter. And you see, obviously, you have some seasonal pickup and some tonnage per day, gets pretty solid in May and June. You get your line-haul operation and your dock productivity in the areas that you would like to be, and you get some good revenue applied to it, then that is when you really see the results. And as you noted and Jim commented, we had some improved safety results.

So a number of things kind of came together there. The fuel surcharge mechanism obviously came back into line. And I think you could see that it appears to work properly over a period of time. We were certainly challenged by that in the first quarter as well.

Tom Albrecht - Stephens Inc. — Analyst

And then my last question would be you did allude to the truckload phenomena. Was there a particular statistic, maybe above 5000 or 7500 pounds or even 10,000 that really validates that you are perhaps benefiting from the truckload shrinkage?

Rick O’Dell - Saia, Inc. — President and CEO

We call truckload tonnage the shipments over 10,000 pounds. And what was that up, Jim?

Jim Darby - Saia, Inc. — VP, Finance and CFO

5.6% year over year.

Rick O’Dell - Saia, Inc. — President and CEO

It was up 5.6% year over year.

Tom Albrecht - Stephens Inc. — Analyst

But that would be like the number of shipments or the amount of pounds at that level?

Jim Darby - Saia, Inc. — VP, Finance and CFO

That would be the tonnage.

Rick O’Dell - Saia, Inc. — President and CEO

That’s the tonnage, but our weight per shipment didn’t really change. It was pretty close on the TL side. It was actually pretty close to what those are. As you know, more shipments in the heavier weight categories, and sometimes, as you know, that’s something as well, right?

Tom Albrecht - Stephens Inc. — Analyst

Yes, sure.

Rick O’Dell - Saia, Inc. — President and CEO

So some of that type of business as well.

Tom Albrecht - Stephens Inc. — Analyst

Guys, keep up the good work. Thanks for the additional commentary.

Operator

John Barnes, BB&T Capital.

John Barnes - BB&T Capital Markets — Analyst

Just to follow up on that line of thought in terms of cost, you had some areas where you had nice trend-lines, like insurance. Can you give us an idea of the other couple of line items where you’re really taking a hard stance on cost? And can you talk through labor a little bit, because that was clearly much better than I was anticipating? Just talk about what you’re doing on the labor side. Do you have some additional cuts you could make there if volumes stay where they are? Do you think you’ve kind of got them where they need to be?

Rick O’Dell - Saia, Inc. — President and CEO

Well, obviously, we have a 96 operating ratio, so they’re not where we need to be. We obviously — I think kind of where we are is there is always opportunities for improvement, and we have both projects as well as our management team working every day on manpower planning and making sure that our staffing is aligned with our volumes so that we can both meet our service requirements for the customer as well as meet our cost opportunities.

I would tell you that some of the technology that we have rolled out and with where we are, I think there are some good opportunities and there is a foundation there to make some improvement, particularly as the density builds. And like I said, there is always some opportunities to tweak.

I don’t think there are areas where we just overstaff where you could make significant adjustments and make some headway there. It is more we need to continue to use technology and engineered process improvements so that we can achieve both benefits from a cost standpoint as well as maintain a very high level of service, because that the other key factor when you go through a tough time like this. It’s kind of easy to cut costs and let your service and things deteriorate. But particularly in a challenging market, with a lot of good players out there still fighting over the freight, you’ve got to make sure you’ve got that balance there.

So we will take the project management techniques that we used in these projects and start a new list of projects and work on those. And those are obviously, they’re always in different phases. You’ve got some that are under development and some that are in the rollout.

We targeted the ones that we thought had the biggest impact and could be implemented as quickly as possible first. If we hadn’t done that, we wouldn’t be very smart. So those are kind of in process. And then you take that foundation of the dock technology and the other things that we have that we’re looking at, including optimizing the P&D network, which is a little more complicated and more widespread to go to all those terminals, and you begin to phase through those from an improvement opportunity standpoint.

John Barnes - BB&T Capital Markets — Analyst

All right, very good. And then, again, a follow-up on some of the closures that you’ve seen. You’ve got a big player redefining their regional footprint. You’ve got a couple of failures. Just kind of curious, if you didn’t see it really pour through — if you didn’t see a lot of that volume — it sounded like you saw a little bit, but you didn’t see a lot. Are you beginning to see more of it come online now, this potential captured volume from some of the these failures?

Rick O’Dell - Saia, Inc. — President and CEO

I guess as maybe a couple of other people have pointed out, when you look at seasonality, I’m not sure what normal seasonality is after the last couple of years we have. And then obviously we have had some Company — unique things going on there, particularly with the Connection issues that we had with some turnover of business there. We’re beginning to overlap that. I think it is a little more difficult to ascertain trends.

And as we move forward from here, as we’re overlapping really a lot of the Connection integration issues that we have in the future quarters would really tell us whether we’re — how we’re doing or not in terms of market share, benefiting from those opportunities there.

So I would tell you it is probably a little uncertain, because there’s some noise in the history and some of our comparisons there. But I would say probably two things there. From a volume environment, it feels a little bit better. And I think from a pricing stabilization, you heard my comments there. I think we’re early in that. But we are certainly committed to taking a firm stance and progressing forward.

And then you tend to see that generally when things kind of turn around. And obviously, in the truckload market, I think it is more a supply/demand balance as opposed to things turning around, but generally you see that has an upturn first. So it does feel a little better.

John Barnes - BB&T Capital Markets — Analyst

It does feel a little better. Okay, all right. Very good. Listen, guys, nice quarter, congratulations, and I appreciate your time today.

Operator

Ed Wolfe, Wolfe Research.

Ed Wolfe - Wolfe Research — Analyst

Just to follow up on the last comment of things feeling a bit better, do you think that is being driven more on the supply side, more on the demand side, it’s hard to tell? What’s your thought there?

Rick O’Dell - Saia, Inc. — President and CEO

I think it is hard to tell. But there are probably some flight to quality and some consolidation benefit there as well, I would think. To me, when we talk to customers, you don’t have a sense that it’s a lot better out there with customers. So I would tell you that.

Ed Wolfe - Wolfe Research — Analyst

Sounds more like the supply side.

Rick O’Dell - Saia, Inc. — President and CEO

I think there is some.

Ed Wolfe - Wolfe Research — Analyst

I’m sorry if you’ve said this; I didn’t quite catch it. What was the exact benefit in second quarter from the incentive comp? And then can you talk about what that formula is so that we can figure out what the drag becomes going forward, so we can understand this normalized?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Sure, Ed. In second quarter, and it is really driven by our nonqualified plans and the changes in that, and the benefit in the second quarter, when the stock price went down during the quarter, was $530,000 or $0.03 per share. A year ago, it was the other way. It was an expense of $790,000 or $0.03 per share the other way. It was an expense last year, a benefit this year. The way that would work is for every dollar movement in the Saia stock price, it is about $160,000 in expense or benefit. And we closed the quarter at a fairly low stock price, $10.92.

Ed Wolfe - Wolfe Research — Analyst

No, we can do the math. That’s great. That’s very helpful. Thank you. Second, just a little education would be helpful, if you could. On the claims and insurance line, because it is so volatile, can you talk a little bit about what the key components are that make up that expense line?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Well, the two big pieces are really BIPD and cargo. And so the real benefit, the $2 million swing, was primarily due to the benefit in BIPD from severity year over year.

Ed Wolfe - Wolfe Research — Analyst

BIPD stands for what?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I’m sorry, that’s jargon. BIPD stands for bodily injury and property damage. So it would accident expense, Ed.

Rick O’Dell - Saia, Inc. — President and CEO

It’s insurance expense and our deductible for accident expense and cargo claims.

Ed Wolfe - Wolfe Research — Analyst

Okay, and the $2 million swing was mostly for which?

Jim Darby - Saia, Inc. — VP, Finance and CFO

For BIPD —

Rick O’Dell - Saia, Inc. — President and CEO

Accident expense.

Ed Wolfe - Wolfe Research — Analyst

Okay. Thanks for “dumbing” it down for me. And how do premiums come into this whole thing?

Jim Darby - Saia, Inc. — VP, Finance and CFO

We renew once a year. And our premiums were pretty — well, they were slightly down year over year. And we renew every year on March 1.

Ed Wolfe - Wolfe Research — Analyst

And roughly what percentage, if I look at $7.5 million in the quarter, what percentage of that is premium related?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Hang on just a second.

Rick O’Dell - Saia, Inc. — President and CEO

Well, there’s no volatility in it, and it’s the smallest segment.

Jim Darby - Saia, Inc. — VP, Finance and CFO

It’s about $1 million.

Rick O’Dell - Saia, Inc. — President and CEO

It’s about $1 million a quarter.

Ed Wolfe - Wolfe Research — Analyst

And what’s your deductible?

Jim Darby - Saia, Inc. — VP, Finance and CFO

$2 million per incident. And that has been consistent for several years.

Ed Wolfe - Wolfe Research — Analyst

That didn’t change in March?

Jim Darby - Saia, Inc. — VP, Finance and CFO

No, that didn’t change.

Ed Wolfe - Wolfe Research — Analyst

Thanks, that’s helpful. What do you think, if you look out and said, over the next six to 12 months, our inflationary pressures — let’s take fuel out. I know you can’t, but let’s pretend for now we can, that fuel is just flat. What do you think the rest of costs, when you look at equipment and things like insurance and labor and so forth, what do you think that the right 12-month kind of inflation rate is, net of fuel?

Jim Darby - Saia, Inc. — VP, Finance and CFO

That is difficult to say. I would tell you, in our fuel line and operating expenses, we’ve seen some higher costs in there for vehicle parts and outside maintenance. And we’re driving more miles, so those dollars are up. But that’s a difficult question.

Ed Wolfe - Wolfe Research — Analyst

But what are some of the things that you’re seeing more expense for? I’m going to guess purchased transportation.

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes, purchased transportation, because some of that is driven by the fuel surcharges that we’re getting charged for PT. As the fuel cost goes up, we see that goes up. Vehicle parts and outside maintenance, as I mentioned, are up as we’re driving more miles, as our length of haul continues to go up. And year over year, that is about an increase of about $1.6 million.

And then I guess the other thing that we are seeing that’s economically related — it’s not inflation related, but it’s economically related — is that our bad debt expense is up about $800,000 in the second quarter this year versus a year ago, because our receivables are going up, our payments are slowing down for our receivables, and we’re seeing more bankruptcies than normal among our customers.

Ed Wolfe - Wolfe Research — Analyst

I’ve seen that across the board, absolutely. So it sounds like insurance is up positive year over year. Some of these other things, there’s some inflation for. How about equipment costs? Have you started or do you have any new engines at this point since ‘07?

Jim Darby - Saia, Inc. — VP, Finance and CFO

It’s minor, because we’ve pulled back on some of our revenue equipment purchases. And I really haven’t seen quotes for next year yet. I think it is going up, but I haven’t seen those quotes yet.

Rick O’Dell - Saia, Inc. — President and CEO

And as you know, too, I mean, Ed, the biggest issue for us was going to be on the weighted side. And really, that will be effective on December 1. And obviously, we would want to tell our employees about that before we would want to talk about it publicly. So we participate in surveys, and we will see where we need to go with that. And we should be in a position to talk about that in a later call.

Ed Wolfe - Wolfe Research — Analyst

The Teamsters just signed 3.9 all-in for a year, give or take. I’m guessing it’s going to be that different from that. Is that fair to say?

Rick O’Dell - Saia, Inc. — President and CEO

We are a non-union company. That is just a benchmark out there. I don’t know.

Ed Wolfe - Wolfe Research — Analyst

Fair enough.

Rick O’Dell - Saia, Inc. — President and CEO

And then you’ve got to look at the all-in cost with benefits and those types of things as well.

Ed Wolfe - Wolfe Research — Analyst

When we look at seasonality for Saia, it has been very choppy lately. But should third quarter be your best quarter seasonally-wise normally?

Rick O’Dell - Saia, Inc. — President and CEO

We don’t provide guidance, and I think it would be inappropriate for us to make a comment on that. In the last couple of years, it’s certainly been an uncertain environment the last couple of years, and I don’t know what normal seasonality is right now, to be honest with you.

Ed Wolfe - Wolfe Research — Analyst

All right, but is it fair to say second and third are generally stronger than first and fourth?

Rick O’Dell - Saia, Inc. — President and CEO

Absolutely. I think that part is pretty easy. Whether second ends up being the best or third I think depends upon how that seasonality develops in terms of the best opportunity. It used to be where, like for us, it used to be that the second was — used to be, clearly, that the third was the best. And as rate increases have kind of moved up, then the second became the best. And then you combine the earlier rate increases with the lack of development on volume standpoint, we’ve had that for a couple of years now. So I think there is an opportunity for the third quarter to maybe still be there, like you said, one of those two.

Ed Wolfe - Wolfe Research — Analyst

Pricing, can you talk a little bit about what you’re seeing on underlying pricing trends in terms of are there parts of your territory that feel better or worse? Are there longer-haul versus regional that feel better or worse? And if you had to look at pure pricing for ‘09 and budget it here, do you think of that in terms of zero or 1%, minus 1%? How do you think about what is going to fall to the bottom line with real pricing?

Rick O’Dell - Saia, Inc. — President and CEO

I don’t know, I think it is too early to talk about ‘09. We’re going to have to look and see how the supply/demand balance is through the second half of the year and what you’re looking at going into that. I am not sure. We already made cautionary statements about what the outlook is. As we all know, too, that can change on the supply side as well with some possible activities there. So I just think it’s too early to speculate on that.

Ed Wolfe - Wolfe Research — Analyst

What were your cautionary statements? What do you mean by that?

Rick O’Dell - Saia, Inc. — President and CEO

We just said it’s an uncertain economic outlook. You’ve got some people that are saying it’s going to turn around and then you’ve got others that have a clear view that it may get worse. You’re asking me to predict the economy. You need to talk to somebody else about that. I think until you know what the economy and the volume and supply/demand looks like, you can’t predict pricing.

Ed Wolfe - Wolfe Research — Analyst

No, I’m not asking you to predict the economy. I’m asking you to predict pricing. Given all the different mixes and changes in length of haul and size of shipment and fuel and all that, it’s just real hard to know. What do you believe that the pricing — revenue per hundredweight is up 10%, 11%. But what do you think actual underlying base pricing is doing year over year, if you had to look apples-to-apples?

Rick O’Dell - Saia, Inc. — President and CEO

We’re probably flat.

Ed Wolfe - Wolfe Research — Analyst

And if you had to say, hey, six months from now, that’s flat, I’ve got to make a bet to fill my model, would you say flat is the place to go?

Rick O’Dell - Saia, Inc. — President and CEO

You’ve got contract negotiations is all you have. Presumably there won’t be a general rate increase until we get into next year.

Ed Wolfe - Wolfe Research — Analyst

That’s as good a guess as any at this point?

Rick O’Dell - Saia, Inc. — President and CEO

Yes. And as I indicated, I think the negotiations are obviously difficult. And again, you’re probably getting — everybody is an individual circumstance in terms of what their base rate and their fuel surcharge is. So I guess — it is clearly a tough market. You get into the tough economy and the customers aren’t doing very well, and you’re going to go hit them with a big increase. At the same time, we’ve got all these inflationary pressures. And you just have to look at the account, see how it operates and what needs to be done.

Ed Wolfe - Wolfe Research — Analyst

You mentioned there was a small year-over-year fuel benefit in the quarter. How do we think about that? That means that the surcharges came in more than the additional costs, including in the transportation line, relative to what happened a year ago?

Rick O’Dell - Saia, Inc. — President and CEO

We didn’t say there was a benefit in the quarter, Ed. What we said was the mechanism worked better than it did in the first quarter, when obviously there was a significant run-up and there was some lag in the fuel surcharge adjustment.

Ed Wolfe - Wolfe Research — Analyst

So should we mean by that that there was more compliance with the surcharge in this quarter, or it didn’t run up as much?

Jim Darby - Saia, Inc. — VP, Finance and CFO

It was really, in the first quarter, it was simply timing of the rapid rise in the fuel went up faster than we adjusted in our mechanism, because we do it on about a week-and-a-half lag. So that caught us and cost us net expense of about $1.3 million in the first quarter. And it kind of averaged out. The fuel surcharge did its job in the second quarter and offset the rising fuel costs. It was an issue that we commented on at first quarter because of the timing of the rise in the fuel prices and not being completely offset by the fuel surcharge.

Ed Wolfe - Wolfe Research — Analyst

So even though fuel might have been up more this quarter, the way it went up was more efficient for you?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes, that’s the way to say it.

Rick O’Dell - Saia, Inc. — President and CEO

I think the issue there is the fuel surcharge mechanism works over time. The timing of the way it ran up at the end of the first quarter, the surcharge was still playing some catch-up.

Ed Wolfe - Wolfe Research — Analyst

Last one, Rick, in the last couple quarters when I’ve asked, you’ve said you’re going to be very focused on operations and not acquisitions. Now that you’re starting to get your footing on the operations side, do you start looking at acquisitions again? Are there opportunities? How do we think about that?

Rick O’Dell - Saia, Inc. — President and CEO

I think there are opportunities, but we’re going to pass at this point in time and focus on these opportunities to improve our margins through these engineered cost initiatives, building density in our network and our marketing opportunities.

Ed Wolfe - Wolfe Research — Analyst

Thank you very much for the time. I appreciate it.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

Don’t worry, I’m not going to ask you to predict the economy. But if you can give me the lottery numbers, that would be much appreciated.

Jim Darby - Saia, Inc. — VP, Finance and CFO

All right. We have those on our website for you.

Jason Seidl - Dahlman Rose — Analyst

Great. I’ll access it after the call. Jim, a quick question here: the charge related to Jevic, that was a cash charge, correct?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Well, we accrued the liability for that. We have specific items that were identified with the sales contracts, and those are coming back to us. And so we accrued for those.

Jason Seidl - Dahlman Rose — Analyst

With the sale of Jevic’s assets sort of going on next month, is there anything else coming, or does this take care of you?

Jim Darby - Saia, Inc. — VP, Finance and CFO

No, we think this is it, Jason. We recorded in the liabilities the indemnifications we’re responsible for. We believe this is it. Now, they could change slightly or go up and down, but we think this is it. We think we’re done.

Jason Seidl - Dahlman Rose — Analyst

Okay. If I could switch to the length of haul, the increase in length of haul I’m going to assume is just basically from you reaching out in the new territories, and obviously the business between I guess the old Saia and the new Saia growing. Is that the way to look at it?

Rick O’Dell - Saia, Inc. — President and CEO

Yes. I think it is a combination of things, particularly this — when you look at year over year, because we also had some turnover of particularly a lot of automotive business that was very short length of haul business in the Connections geography, and then obviously you’re kind of replacing that with business that goes a longer length of haul on average.

Jason Seidl - Dahlman Rose — Analyst

Fair enough. That’s all I have. Thanks for the time as always.

Operator

Tom Albrecht, Stephens Inc.

Tom Albrecht - Stephens Inc. — Analyst

Guys, a quick factual follow-up. What was your cargo percentage for revenues and what was it a year ago?

Rick O’Dell - Saia, Inc. — President and CEO

It was about two-tenths better. And as you know, most of the guys that are talking about their cargo claims ratio are the ones that have particularly low claims. And that remains an opportunity for us. We are at about 1.3.

Tom Albrecht - Stephens Inc. — Analyst

Okay. All right. Well, directionally still —

Rick O’Dell - Saia, Inc. — President and CEO

Yes, it’s directionally correct. And I think, obviously, we’ve got some newer operations and some things in the works. Obviously, we expect to continue to make some progress there, because we’ve talked about that as one of our opportunities for margin improvement. And there’s good and bad with that, I guess. The bad side is we haven’t achieved it yet. The good side is it is still an opportunity to improve, and it is in our control.

Operator

And you have no further questions, sir.

Rick O’Dell - Saia, Inc. — President and CEO

All right, great. Well, thank you for your interest, and we will talk to you guys next quarter. Thanks.

Operator

This concludes today’s conference call. You may now disconnect.